UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
1. Name and Address of Reporting Person
   James M. Schneider
   One Dell Way
   TX, Round Rock 78682
2. Issuer Name and Ticker or Trading Symbol
   Dell Computer Corporation  (DELL)

3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
   7/2000
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   ( ) Director ( ) 10% Owner (X) Officer (give title below) ( ) Other (specify below)
   Senior Vice President, Chief Financial Officer
7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |  Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Month     |ect(I)|                           |
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Common Stock               |7/3/ 2|M   | |100000            |A  |$2.481     |                   |D     |                           |
                           |000   |    | |                  |   |           |                   |      |                           |
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Common Stock               |7/3/ 2|S   | |100000            |D  |$49.00     |700322 1           |D     |                           |
                           |000   |    | |                  |   |           |                   |      |                           |
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Common Stock               |      |    | |                  |   |           |2895               |I     |Employer 401(k) Plan       |
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 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Month       |(I)|            |
___________________________________________________________________________________________________________________________________|
Nonqualified Stock Opt|$2.481  |7/3/ |M   | |100000     |D  |2    |9/16/|Common Stock|100000 |N/A    |1320000     |D  |            |
ions                  |        |2000 |    | |           |   |     |06   |            |       |       |            |   |            |
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Nonqualified Stock Opt|$3.335  |     |    | |           |   |3    |3/21/|Common Stock|       |       |121600      |D  |            |
ions                  |        |     |    | |           |   |     |07   |            |       |       |            |   |            |
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Nonqualified Stock Opt|$9.26   |     |    | |           |   |4    |7/18/|Common Stock|       |       |96000       |D  |            |
ions                  |        |     |    | |           |   |     |07   |            |       |       |            |   |            |
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Nonqualified Stock Opt|$12.738 |     |    | |           |   |3    |3/20/|Common Stock|       |       |179940      |I  |Family L.P. |
ions                  |        |     |    | |           |   |     |08   |            |       |       |            |   |            |
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Nonqualified Stock Opt|$28.899 |     |    | |           |   |5    |7/17/|Common Stock|       |       |69220       |D  |            |
ions                  |        |     |    | |           |   |     |08   |            |       |       |            |   |            |
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Nonqualified Stock Opt|$30.43  |     |    | |           |   |6    |3/26/|Common Stock|       |       |33870       |D  |            |
ions                  |        |     |    | |           |   |     |09   |            |       |       |            |   |            |
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Nonqualified Stock Opt|$44.6875|     |    | |           |   |7    |9/23/|Common Stock|       |       |78320       |D  |            |
ions                  |        |     |    | |           |   |     |09   |            |       |       |            |   |            |
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                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
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Explanation of Responses:
1. Represents 14,626 shares held free of restrictions and 685,696 shares of restricted stock scheduled to vest in accordance with the following schedule:
228,576 shares on 9/16 of each year from 2000 through 2001 and 228,544 on 3/16/02.
2. Exercisable in accordance with the following schedule: 40,000 shares are currently exercisable and 240,000 shares on 9/16/00, and 1,040,000 shares on 9/16/2001.
3. Currently exercisable.
4. Exercisable in accordance with the following schedule: 32,000 shares on 7/18 of each year from 2000 through 2002.
5. Exercisable in accordance with the following schedule: 13,844 shares on 7/17 of each year from 2003 through 2007.
6. Exercisable according to the following schedule: 8,467 shares on 3/26/00, 8, 468 shares on 3/26/01 and 16,935 shares on 3/26/02.
7. Exercisable according to the following schedule: 15,664 shares on 9/23 of each year from 2000 through 2004.